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                                                                   EXHIBIT 12.01

                            PORTOLA PACKAGING, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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                                                                             YEAR ENDED AUGUST 31,
                                                             -----------------------------------------------------
                                                               1997       1996       1995       1994       1993
                                                             ---------  ---------  ---------  ---------  ---------
Fixed Charges
  Interest expense.........................................  $  13,379  $  13,084  $   8,658  $   3,996  $   3,128
  Debt financing costs.....................................        559        492        447      1,058        479
  Rent expense.............................................        638        635        499        465        295
                                                             ---------  ---------  ---------  ---------  ---------
    Total interest.........................................     14,576     14,211      9,604      5,519      3,902
Total fixed costs..........................................     14,576     14,211      9,604      5,519      3,902
Less: Capitalized interest.................................
                                                             ---------  ---------  ---------  ---------  ---------
    Net fixed charges......................................  $  14,576  $  14,211  $   9,604  $   5,519  $   3,902
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Earnings:
  Net income (loss)........................................  $  (7,411) $  (9,442) $     140  $     225  $     309
  Income tax benefit from extraordinary item...............                  (845)                 (539)      (592)
  Cumulative effect of adopting SFAS No. 109...............                                          85
  Income tax provision (benefit)...........................       (632)       865      1,294      1,095      1,521
  Net fixed charges........................................     14,576     14,211      9,604      5,519      3,902
                                                             ---------  ---------  ---------  ---------  ---------
    Total earnings.........................................  $   6,533  $   4,789  $  11,038  $   6,385  $   5,140
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Calculation of ratio of earnings to fixed charges:
  Total earnings...........................................  $   6,533  $   4,789  $  11,038  $   6,385  $   5,140
  Total fixed charges......................................  $  14,576  $  14,211  $   9,604  $   5,519  $   3,902
  Ratio of earnings to fixed charges.......................                             1.15       1.16       1.32
  Deficiency of earnings to fixed charges..................  $  (8,043) $  (9,442)
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